Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ symbol: NVAX
NOVAVAX COMPLETES ESTRASORB PARTNERSHIP
MALVERN, PA., October 18, 2005 — Novavax, Inc. (Nasdaq: NVAX) announced today that it has entered into a definitive license and supply agreement on ESTRASORB® (estradiol topical emulsion) with Esprit Pharma, a private specialty pharmaceutical company based in East Brunswick, NJ. Under the License Agreement, Esprit Pharma will obtain exclusive rights to market ESTRASORB in North America. Novavax will continue to manufacture ESTRASORB in its state-of-the-art pharmaceutical plant in Philadelphia. Esprit will pay Novavax a minimum cash consideration of $12.5 million, $2.0 million which was paid today, $8.0 million payable by year-end 2005, and the remaining balance of $2.5 million payable at the first anniversary of the Agreement in October 2006. Novavax will also receive a royalty on all net sales of ESTRASORB. Additionally, Esprit is obligated to pay Novavax certain milestone payments based on specific pre-determined net sales levels of ESTRASORB. This transaction today allows Novavax to continue to realize potential ESTRASORB marketing partnerships with other companies in international markets around the world.
“We are delighted with our new partnership with Esprit and believe that ESTRASORB is in the right hands with the necessary resources to achieve its full potential in the market- place,” said Ray Hage, Senior Vice President and COO of Novavax. John Spitznagel and his team at Esprit have a remarkable track record of success in launching new products and building pharmaceutical companies. An example is their most recent successful venture in ESP Pharma, which this management team built and sold to Protein Design Labs, Inc. for approximately $500 million. Under the new licensing deal structure announced today, Novavax shareholders will realize the benefits from the marketing success of ESTRASORB anticipated under Esprit management.”
“We are very excited about adding ESTRASORB to our product portfolio,” said John T. Spitznagel, Esprit’s Chairman and CEO. Novavax’s unique micellar nanoparticle (MNP) technology platform delivers estrogen through the skin in a therapeutically effective and consumer friendly manner. The acquisition of ESTRASORB reflects our ongoing and growing commitment to women’s healthcare. We view today’s Licensing Agreement as the beginning of a longer term relationship with the management team of Novavax. We intend to work with Novavax to explore further use of its technologies in expanding our product pipeline.”
“This partnership is a watershed event for Novavax. It culminates our strategy of transitioning from a commercial business model and focusing on our core competency of product development,” said Dr. Rahul Singhvi, President and CEO of Novavax, Inc. “This agreement further strengthens our balance sheet and puts us in a position to advance our promising pandemic (avian) flu vaccine program as well as several new product candidates utilizing our MNP technology into clinical development.”

About Novavax, Inc.
Novavax, Inc. is a product development company focused on the research, development and commercialization of products utilizing its proprietary drug delivery and biological technologies for large and growing markets. Novavax’s drug delivery technologies include the Micellar Nanoparticle (MNP) technology which is the basis for the development of its first FDA approved product, ESTRASORB. In addition to MNP, Novavax drug delivery technologies include Novasomes (paucillamellar non-phospholipid liposomes) and Sterisome technologies. Novavax’s vaccine technologies include virus like particle manufacturing technology utilizing the baculovirus expression system in insect cells as well as novel vaccine adjuvants based on novasomes and dendrimer technologies.
About Esprit Pharma
Esprit Pharma is a niche oriented, forward thinking pharmaceutical company committed to improving patient outcomes and well-being within the Genito-urinary and Women’s Health fields. Led by a highly experienced management team, Esprit focuses on serving the unique needs of physicians by identifying opportunities and selectively acquiring and maximizing the potential of approved and late-stage development medicines and providing support through internal expertise and a dedication to medical education. A privately held company, Esprit has investment support from the leading healthcare venture capital and private equity firms of Domain Associates, LLC (http://www.domainvc.com), New Enterprise Associates (http://www.nea.com) and Apax Partners, Inc. (http://www.apax.com). For additional information visit the Company’s Internet site at www.EspritPharma.com
Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding usage of cash, product sales, future product development and related clinical trials and future research and development, including FDA approval. Novavax’s actual results could differ materially from those expressed in such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; ability to enter into future collaborations with industry partners, including an ESTRASORB ® licensing agreement; competition; unexpected changes in technologies and technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to establish and maintain commercial-scale manufacturing capabilities; results of clinical studies; progress of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; the ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity financing or otherwise; and other factors referenced herein. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2004 and quarterly reports on Form 10Q for the quarters ended March 31, 2005 and June 30, 2005, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s annual and quarterly reports filed with the SEC. Copies of these filings may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.
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For Further Information Contact:
Investor Relations
Kathy Hamilton
Novavax, Inc.
Tel: (484) 913-1213
Email: KHamilton@novavax.com